Exhibit 10.23

Form of PSU Agreement Amendment Letter

XPO Logistics, Inc.
Five American Lane
Greenwich, Connecticut, 06831
December 31, 2018

Mario Harik

Dear Mario:

Reference is hereby made to the Performance-Based Restricted Stock Unit Award Agreement under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan, dated as of February 9, 2016, between you and the Company (the “2016 PSU Agreement”). This letter agreement (this “Letter Agreement”) memorializes the agreement between you and XPO Logistics, Inc. (the “Company”) to reduce the cash amount otherwise due to you pursuant to Section 3(e) of the 2016 PSU Agreement in respect of the 2018 fiscal year by an amount determined by the Company’s Compensation Committee at any time prior to the Settlement Date (as defined in the 2016 PSU Agreement), provided that the amount of such reduction shall not exceed 33% of such cash payment otherwise due to you. The effective date of this Letter Agreement is the date first set forth above.
Accordingly, you and the Company hereby agree that Section 3(e) of the 2016 PSU Agreement titled “Settlement of RSU Award” shall be amended by adding the following sentence at the end thereof:
Notwithstanding the foregoing or anything else to the contrary in this Agreement, if the RSUs scheduled to vest on February 9, 2019 become earned and vested in accordance with the terms of this Agreement, the cash payment otherwise due to you pursuant to this Section 3(e) in respect of such RSUs shall be reduced by an amount determined by the Company’s Compensation Committee at any time prior to the Settlement Date, provided that the amount of such reduction shall not exceed 33% of such cash payment otherwise due to you.
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IN WITNESS WHEREOF, the undersigned parties have executed this Letter Agreement as of the date first written above.

XPO LOGISTICS, INC.

By:	/s/ Meghan Henson
Name:	Meghan Henson
Title:	Chief Human Resources Officer

Agreed to and Accepted:

/s/ Mario Harik
Mario Harik